Exhibit 99.(e)(7)

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to the Employment Agreement between Bairnco Corporation, a Delaware corporation (the “Company”), and Luke E. Fichthorn III (the “Executive”) that was originally entered into on January 22, 1990 (as amended through the date hereof, the “Employment Agreement”) is hereby entered into as of the 23 day of February, 2007.  Capitalized terms used herein without definition shall have the meanings ascribed to them in the Employment Agreement.

Intending to be legally bound hereby, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree to amend the Employment Agreement as follows:

1.

The word “and” shall be deleted before “(iv)”in the first paragraph of Paragraph 8(d) and the following language shall be added at the end of such paragraph:

”; and (v) by the Executive for any reason within six (6) months following a Change of Control.”

2.

Except as set forth above, the Employment Agreement shall continue in full force and effect in accordance with its terms.

3.

The amendment made hereby shall be effective as of February 23, 2007.

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IN WITNESS WHEREOF, the Company has caused the Plan to be amended by its duly authorized officer as of this 23 day of February, 2007.

BAIRNCO CORPORATION

/s/ Kenneth L. Bayne
Name:  Kenneth L. Bayne
Title:  Vice President Finance and Chief Financial Officer

Luke E. Fichthorn III

/s/ Luke E. Fichthorn